EXHIBIT 99.1

SolarMax Technology Announces Reverse Stock Split to Support Effort to Regain Compliance with Nasdaq’s Minimum Bid Price Requirement

RIVERSIDE, CA – August 11, 2026 (GLOBE NEWSWIRE) – SolarMax Technology, Inc. (Nasdaq SMXT) (“SolarMax” or the “Company”), an integrated solar energy company, today announced that it will effect a 1-for-12 reverse stock split (the “Reverse Stock Split”) of its common stock. The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on August 13, 2026 (the “Effective Time”). The Company’s Common Stock will continue to trade on the Nasdaq Capital Market under the symbol “SMXT” and will begin trading on a reverse split-adjusted basis when the Nasdaq opens on August 13, 2026. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 83419H202. The Company will pay cash in lieu of fractional shares based on the closing market price of the common stock on the effective date of the Reverse Stock Split.  If after giving effect to the Reverse Stock Split, a stockholder would hold a fractional share, such stockholder will receive upon the reverse split the number of whole shares issuable pursuant to the Reverse Stock Split plus cash for the fractional share.

On August 4, 2026, the Company amended its Amended and Restated Articles of Incorporation by filing a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the Common Stock at a ratio of 1-for-12 and to effect a reduction of its authorized common stock from 297,225,000 shares to 24,768,750 shares, which is 1/12 of the number of previously authorized shares, effective at the Effective Time. Pursuant to Section 78.207 of the Nevada Revised Statutes, the Board of Directors has the power to effect a reverse split of the Company’s common stock without stockholder approval as long as the authorized common stock is decreased in the same ratio.

As a result of the Reverse Stock Split, the number of outstanding shares of Common Stock is reduced from 56,906,572 shares to approximately 4,742,215 shares of Common Stock.  The exact number of shares will be determined after cash is paid for fractional shares.  The ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares. Proportional adjustments will be made to both the number of shares of Common Stock issuable upon exercise of outstanding options or the conversion of outstanding convertible notes, as well as to the applicable exercise or conversion price. Stockholders whose shares are held in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker. All stockholders of record may direct questions to the Company’s transfer agent, Continental Stock Transfer and Trust at (800) 509-5586 or (212) 509-5586 (international).

The Reverse Stock Split is intended to support the Company’s effort to regain compliance with the minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market.  On March 3, 2026, the Company received a notice from The Nasdaq Stock Market that the Company does not meet Nasdaq’s continued listing requirement that the Company maintain a minimum bid price of $1 per share.  The Nasdaq rules provide that the Company has a compliance period of 180 calendar days to regain compliance.  This period expires on August 31. 2026. To become compliant, the closing bid price of the Company’s common stock must be at least $1 per share for a minimum of ten consecutive business days.  The Reverse Stock Split is intended to enable the Company to meet this requirement.

In addition, as previously reported, on June 22, 2026, the Company received a notice from Nasdaq that the Company does not meet the continued listing requirement that the Company maintain a minimum market value of listed securities of $35 million.  The Nasdaq rule provides that the Company has a compliance period of 180 calendar days to regain compliance.  This period expires on December 21, 2026.  In the event the Company does not regain compliance with this rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting.   The Reverse Stock Split does not address the minimum market value of listed securities.

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About SolarMax Technology Inc.

SolarMax, based in California and founded in 2008, is a leader within the solar and renewable energy sector focused on making sustainable energy both accessible and affordable. SolarMax has established a strong presence in southern California and, commencing in the third quarter of 2025, expanded its United States operations to include services for industrial EPC projects. SolarMax is looking to generate growth with strategic initiatives that aim to scale commercial solar development services and provide EPC services for industrial projects and LED lighting solutions in the US while expanding its residential solar operations. For more information, visit www.solarmaxtech.com.

Any information contained on, or that can be accessed through, our website or any other website or any social media is not a part of this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) as well as Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the Company's strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Important factors that could cause the Company's actual results and financial condition to differ materially from those indicated in the forward-looking statements. Such forward-looking statements are subject to risk and uncertainties, including, but not limited to, the continued listing of the common stock on Nasdaq and those factors described in “Cautionary Note on Forward-Looking Statements” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on April 6, 2026 and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the SEC on May 15, 2026.  SolarMax undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

Contact:

For more information, contact:

Stephen Brown, CFO

(951) 300-0711

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